Exhibit 99.1

Industrial Lithium Battery Innovator Flux Power Reviews Q1 Results, New Products and Corporate Progress in Investor Call Today at 4:30 pm ET

Vista, CA – November 14, 2014 — Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium battery technologies for industrial applications including lift trucks (forklifts), today announced its first quarter 2015 (Q1‘15) unaudited financial results and reviewed its corporate progress. Flux will host an investor call today at 4:30 p.m. ET.

Conference Call:  855-368-3296 Conf. ID # 34183861

Web Replay: available approx. 24 hours after the call fluxpwr.investorroom.com/events

Highlights:

▪	Flux reported Q1’15 revenue of $86,000 compared to $34,000 in Q1’14 and $201,000 in Q4’14, which included initial customer trials, inventory sell-in to its distributor network and a high revenue, 48 volt pack for a robotic mining application.
o	Because Flux’s sales cycle ranges from 1-2 quarters in length, anticipated benefits from the Q4 inventory sell-in are expected in the current quarter (Q2) and beyond. Flux believes its go-to-market strategy is proving effective, given an order book that has already surpassed $200,000 of yet to be delivered packs.
▪	National account activity continues to expand as evidenced by our current negotiation of orders for $800,000 of business through battery distributors and equipment dealers, a near doubling of the level at September 29.
o	Includes a recent order received by one of our distributors for 15 LiFT Packs, reflecting a two-month timeline from “establish a new distributor” to “receive orders from a national account.” The far shorter sales cycle for this potential order provides an encouraging data point for future sales as Flux products gain market acceptance.
o	Includes previously disclosed $45,000 initial 17 LiFT Pack purchase order from a global beverage company for expected delivery/revenue recognition December 2014.
▪	Flux is expanding its LiFT Pack product line, as planned, with the development of a pack offering for the next larger-sized lift equipment, the “Stand-On” Pallet Jacks. Initial models are scheduled for field-testing in the current quarter. Introducing packs for “Stand-On’s” increases the total attainable market revenue to Flux by 2-3 times our current base.

▪	Flux also formed a Strategic Advisory Board, appointing publishing executive and cleantech entrepreneur Sir Nigel Burney and former Sybase & Pyramid Technology executive Steven Capelli as advisory board members. The Advisory Board will support the Board and management team with a focus on business development, partnering and strategic and financial introductions.

CEO Commentary

CEO, Ron Dutt, commented, “Though little more than a month since our Q4 report, Flux continues to build awareness, its sales pipeline and customer reach with major national and regional accounts. As we anticipated in our Q4 release, Q1 revenues fell below those in Q4 as the period was principally focused on initiating relationships to set the stage for Q2 and beyond. We continue to receive glowing feedback for our solutions as we meet with national and regional accounts, lift truck OEMs and dealers and battery distributors. Our sales team and engineers are working to convert this enthusiasm and advance dialogues from testing to sales.

“At the request of some of our customers, we are also extending our LiFT Pack product line into the larger ‘stand on’ pallet jack market with piloting of initial packs later this quarter. The size and performance requirements of these systems demand a larger, more powerful solution with a price point roughly double that of our LiFT Pack solutions for Walkies.

“Despite our modest base of sales & marketing resources, our team continues to make impressive advances building our base of prospective customers and partners that use or are evaluating our LiFT Pack product line. Flux LiFT Packs are in evaluation in 25 states with multiple customer/distributor locations, principally within material handling businesses such as retail and grocery chains, food service and beverage companies, and distribution companies. While our progress is never as fast as we would like, our seeding of the market the last few quarters is driving a tangible increase in demand that gives us confidence in our potential to accelerate revenues in the coming quarters.”

Q1 Results

Flux’s Q1‘15 revenue totaled $86,000 vs. Q1 ’14 revenues of $34,000 but declined from Q4 ‘14 revenues of $201,000, which included over $60,000 in revenue from delivery of Flux’s 48V battery array for an underground mining robot.

Q1’15 operating expenses declined to $628,000 vs. $787,000 in same quarter last year and vs. $1,046,000 in Q4’14, reflecting a partial migration from product development to product launch and continued cost management efforts offsetting expanded sales and marketing initiatives. Flux reported a Q1’15 net loss of $197,000, or $0.00 per basic share, compared to a Q1 ’14 net loss of $746,000, or $0.02 per diluted share.

From a funding standpoint, during Q1 Flux secured a $500,000 line of credit from an unaffiliated Flux shareholder and to date Flux has drawn $190,000 in funding under the line. Additionally, as of November 13, 2014, Flux had raised an additional $322,500 to support inventories and working capital needs through follow-on private placements. These cash inflows put Flux in a stronger position to build inventory to support its growing order pipeline.

About Flux Power Holdings, Inc. (www.fluxpwr.com)

Flux Power develops and markets advanced lithium-ion energy storage systems (‘batteries’) based on its proprietary battery management system (BMS) and in-house engineering and product design. Flux storage solutions deliver improved performance, extended cycle life and greater return on investment than legacy solutions. Flux sells direct and through a growing base of distribution relationships. Products include advanced battery packs for motive power in the lift equipment, tug and tow and robotics market, portable power for military and entertainment applications and stationary power for grid storage.

Flux Blog:	Flux Power Currents
Facebook:	FLUXPower
Twitter	Company: @FLUXpwr Investor Relations: @FluxPowerIR
LinkedIn	Flux Power
BoardVote:	BoardVote.com/symbol/FLUX

This release contains certain "forward-looking statements" relating to Flux’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, distribution partnerships and business opportunities and the uncertainties of customer acceptance of new products. Actual results could differ from those projected in due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update these statements or the reasons why actual results could differ from those projected. Although we believe that beliefs, plans, expectations and intentions in this press release are reasonable, there can be no assurance that they will prove to be accurate. Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc.

Investor Relations:

Catalyst Global LLC

Chris Eddy

212-924-9800

flux@catalyst-ir.com